BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

090403

Filed in the office of	Document Number
Barbara K. Cegavske	20170148572-07
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 04/04/2017 12:30 PM
	Entity Number C6557-1984

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made:

Southern ITS International, Inc.

2. Description of the original document for which correction is being made:

Certificate of Amendment to Articles of Incorporation for Nevada Profit Corporation

3. Filing date of the original document for which correction is being made: 10/25/2016

4. Description of the inaccuracy or defect:

Subsequent to the filing of the Certificate of Amendment to effectuate a 1-for-10 reverse split of the Corporation's common stock, the reverse split was denied by a regulatory authority. Accordingly, the language pertaining to the reverse split is being deleted.

5. Correction of the inaccuracy or defect:

Article 2 - Shares. The total number of shares of all classes of which the Corporation is authorized to issue is Sixty Million (60,000,000), consisting of Fifty Million (50,000,000) shares of common stock, $0.001 par value per share, (the "Common Stock") and Ten Million (10,000,000) shares of preferred stock, $0.001 par value per share, (the "Preferred Stock").
[Continued on Attachment Page]

6. Signature:

X [signature]

Authorized Signature President/CEO **Title *** 4-04-2017 **Date**

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Southern ITS International, Inc.
Certificate of Correction
Attachment Page

The board of directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares subsequent to the issues of shares of that series.